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Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

THE NASDAQ STOCK MARKET, INC.

        The undersigned, Joan C. Conley, Corporate Secretary of The Nasdaq Stock Market, Inc. ("Nasdaq"), a Delaware corporation, does hereby certify:

        FIRST:    That the name of the corporation is The Nasdaq Stock Market, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 13, 1979. The name under which Nasdaq was originally incorporated was "NASD Market Services, Inc."

        SECOND:    That the Restated Certificate of Incorporation of Nasdaq dated June 27, 2000, as previously amended by the Certificate of Designations, Preferences and Rights of Series A Cumulative Preferred Stock dated March 8, 2002, the Certificate of Designations, Preferences and Rights of Series B Preferred Stock dated March 8, 2002, and the Certificate of Amendment dated August 7, 2002, is hereby restated and integrated to read in its entirety as follows:

ARTICLE FIRST

        The name of the corporation is The Nasdaq Stock Market, Inc.

ARTICLE SECOND

        The address of Nasdaq's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of Nasdaq's registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and, without limiting the generality of the foregoing business or purposes to be conducted or promoted, shall include, to the extent applicable to Nasdaq, the responsibilities and functions set forth in the "Plan of Allocation and Delegation of Functions by NASD to Subsidiaries," as approved by the Securities and Exchange Commission, as amended from time to time.

ARTICLE FOURTH

        A.    The total number of shares of stock which Nasdaq shall have the authority to issue is Three Hundred Thirty Million (330,000,000), consisting of Thirty Million (30,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter referred to as "Preferred Stock"), and Three Hundred Million (300,000,000) shares of Common Stock, par value $.01 per share (hereinafter referred to as "Common Stock").

        B.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of Nasdaq (the "Board") is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series shall include, but not limited to, determination of the following:

          (1)   The designation of the series, which may be by distinguishing number, letter or title.

          (2)   The number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

          (3)   The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

          (4)   Dates at which dividends, if any, shall be payable.

          (5)   The redemption rights and price or prices, if any, for shares of the series.

          (6)   The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

          (7)   The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Nasdaq.

          (8)   Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of Nasdaq or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

          (9)   Restrictions on the issuance of shares of the same series or of any other class or series.

          (10) The voting rights, if any, of the holders of shares of the series.

Pursuant to the foregoing authority, the Board has previously authorized the issuance of (i) Series A Cumulative Preferred Stock by filing a Certificate of Designations, Preferences and Rights with the Secretary of State of the State of Delaware on March 8, 2002, and (ii) Series B Preferred Stock by filing a Certificate of Designations, Preferences and Rights with the Secretary of State of the State of Delaware on March 8, 2002. The number of shares included in the Series A Cumulative Preferred Stock, the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are set forth in Annex A hereto, and the number of shares included in the Series B Preferred Stock, the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are set forth in Annex B hereto.

        C.    1.    (a) Except as may otherwise be provided in this Restated Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

        (b)   Except as may otherwise be provided in this Restated Certificate of Incorporation or by applicable law, the holders of the 4.0% Convertible Subordinated Notes due 2006 (the "Notes") which may be issued from time to time by Nasdaq shall be entitled to vote on all matters submitted to a vote of the stockholders of Nasdaq, voting together with the holders of the Common Stock (and of any other shares of capital stock of Nasdaq entitled to vote at a meeting of stockholders) as one class. Each principal amount of Notes shall be entitled to a number of votes equal to the number of votes represented by the Common Stock of Nasdaq that could then be acquired upon conversion of such principal amount of Notes into Common Stock, subject to adjustments as provided in the Notes. Holders of the Notes shall be deemed to be stockholders of Nasdaq, and the Notes shall be deemed to be shares of stock, solely for the purpose of any provision of the General Corporation Law of the State of Delaware or this Restated Certificate of Incorporation that requires the vote of stockholders as a prerequisite to any corporate action.

        2.     Notwithstanding any other provision of this Restated Certificate of Incorporation, but subject to subparagraph 6 of this paragraph C. of this Article Fourth, in no event shall (i) any record owner of any outstanding Common Stock or Preferred Stock which is beneficially owned, directly or indirectly, as of any record date for the determination of stockholders and/or holders of Notes entitled to vote on any matter, or (ii) any holder of any Notes which are beneficially owned, directly or indirectly, as of any record date for the determination of stockholders and/or holders of Notes entitled to vote on any matter, by a person (other than an Exempt Person) who beneficially owns shares of Common Stock, Preferred Stock and/or Notes ("Excess Shares and/or Notes") in excess of five percent (5%) of the then-outstanding shares of stock generally entitled to vote as of the record date in respect of such matter, be entitled or permitted to vote any Excess Shares and/or Notes on such matter. For all purposes hereof, any calculation of the number of shares of stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of stock of which any person is the beneficial owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of filing this Restated Certificate of Incorporation.

        3.     The following definitions shall apply to this paragraph C. of this Article Fourth:

          (a)   "Affiliate" shall have the meaning ascribed to that term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of filing this Restated Certificate of Incorporation.

          (b)   A person shall be deemed the "beneficial owner" of, shall be deemed to have "beneficial ownership" of and shall be deemed to "beneficially own" any securities:

            (i)    which such person or any of such person's Affiliates is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of the filing of this Restated Certificate of Incorporation;

            (ii)   which such person or any of such person's Affiliates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the beneficial owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates until such tendered securities are accepted for purchase; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the beneficial owner of, or to beneficially own, any security by reason of such agreement, arrangement or understanding if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

            (iii)  which are beneficially owned, directly or indirectly, by any other person and with respect to which such person or any of such person's Affiliates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to (b)(ii)(B) above) or disposing of such securities; provided, however, that (A) no person who is an officer, director or employee of an Exempt Person shall be deemed, solely by reason of such person's status or authority as such, to be the "beneficial owner" of, to have "beneficial ownership" of or to "beneficially own" any securities that are "beneficially owned" (as defined herein), including, without limitation, in a fiduciary capacity, by an Exempt Person or by any other such officer, director or employee of an Exempt Person, and (B) the Voting Trustee, as defined in the Voting Trust Agreement by and among Nasdaq, the National Association of Securities Dealers, Inc., a Delaware corporation (the "NASD"), and The Bank of New York, a New York banking corporation, as such may be amended from time to time (the "Voting Trust Agreement"), shall not be deemed, solely by reason of such person's status or authority as such, to be the "beneficial owner" of, to have "beneficial ownership" of or to "beneficially own" any securities that are governed by and held in accordance with the Voting Trust Agreement.

          (c)   A "person" shall mean any individual, firm, corporation, partnership, limited liability company or other entity.

          (d)   "Exempt Person" shall mean Nasdaq or any Subsidiary of Nasdaq, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of Nasdaq or of any Subsidiary of Nasdaq, or any entity or trustee holding stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of Nasdaq or of any Subsidiary of Nasdaq.

          (e)   "Subsidiary" of any person shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other persons performing similar functions are beneficially owned, directly or indirectly, by such person, and any corporation or other entity that is otherwise controlled by such person.

          (f)    The Board shall have the power to construe and apply the provisions of this paragraph C. of this Article Fourth and to make all determinations necessary or desirable to implement such provisions, including, but not limited to, matters with respect to (1) the number of shares of stock beneficially owned by any person, (2) the number of Notes beneficially owned by any person, (3) whether a person is an Affiliate of another, (4) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership, (5) the application of any other definition or operative provision hereof to the given facts, or (6) any other matter relating to the applicability or effect of this paragraph C. of this Article Fourth.

        4.     The Board shall have the right to demand that any person who is reasonably believed to hold of record or beneficially own Excess Shares and/or Notes supply Nasdaq with complete information as to (a) the record owner(s) of all shares and/or Notes beneficially owned by such person who is reasonably believed to own Excess Shares and/or Notes, and (b) any other factual matter relating to the applicability or effect of this paragraph C. of this Article Fourth as may reasonably be requested of such person.

        5.     Any constructions, applications, or determinations made by the Board, pursuant to this paragraph C. of this Article Fourth, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon Nasdaq, its stockholders and the holders of the Notes.

        6.     Notwithstanding anything herein to the contrary, subparagraph 2 of this paragraph C. of this Article Fourth shall not be applicable to any Excess Shares and/or Notes beneficially owned by (a) the NASD or its Affiliates until such time as the NASD beneficially owns five percent (5%) or less of the outstanding shares of stock and/or Notes entitled to vote on the election of a majority of directors at such time, (b) any other person as may be approved for such exemption by the Board prior to the time such person beneficially owns more than five percent (5%) of the outstanding shares of stock and/or Notes entitled to vote on the election of a majority of directors at such time or (c) Hellman & Friedman Capital Partners IV, L.P., H&F International Partners IV-A, L.P., H&F International Partners IV-B, L.P., and H&F Executive Fund, L.P. if the Board has approved an exemption for any other person pursuant to Section 6(b) of this paragraph C. of this Article Fourth (other than an exemption granted in connection with the establishment of a strategic alliance with another exchange or similar market). The Board, however, may not approve an exemption under Section 6(b): (i) for a registered broker or dealer or an Affiliate thereof (provided that, for these purposes, an Affiliate shall not be deemed to include an entity that either owns ten percent or less of the equity of a broker or dealer, or the broker or dealer accounts for one percent or less of the gross revenues received by the consolidated entity); or (ii) an individual or entity that is subject to a statutory disqualification under Section 3(a)(39) of the Exchange Act. The Board may approve an exemption for any other stockholder or holder of Notes if the Board determines that granting such exemption would (A) not reasonably be expected to diminish the quality of, or public confidence in, The Nasdaq Stock Market or the other operations of Nasdaq, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public, and (B) promote just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities or assist in the removal of impediments to or perfection of the mechanisms for a free and open market and a national market system.

        7.     In the event any provision (or portion thereof) of this paragraph C. of this Article Fourth shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this paragraph C. of this Article Fourth shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision (or portion hereof) had been stricken herefrom or otherwise rendered inapplicable, it being the intent of Nasdaq, its stockholders and the holders of the Notes that each such remaining provision (or portion thereof) of this paragraph C. of this Article Fourth remains, to the fullest extent permitted by law, applicable and enforceable as to all stockholders and all holders of Notes, including stockholders and holders of Notes that beneficially own Excess Shares and/or Notes, notwithstanding any such finding.

ARTICLE FIFTH

        A.    The business and affairs of Nasdaq shall be managed by, or under the direction of, the Board. The total number of directors constituting the entire Board shall be fixed from time to time by the Board.

        B.    The Board (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article Fourth hereof, (the "Preferred Stock Directors")) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation. Commencing with the first annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.

        C.    Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall only be filled by the Board. Any director so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

        D.    Except for Preferred Stock Directors, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of Nasdaq entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

        E.    During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article Fourth hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of Nasdaq shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of Nasdaq shall automatically be reduced accordingly.

ARTICLE SIXTH

        A.    A director of Nasdaq shall not be liable to Nasdaq or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

        B.    Any repeal or modification of paragraph A. shall not adversely affect any right or protection of a director of Nasdaq existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE SEVENTH

        No action that is required or permitted to be taken by the stockholders of Nasdaq at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

ARTICLE EIGHTH

        In furtherance of, and not in limitation of, the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend or repeal the By-Laws of Nasdaq; provided, however, that the By-Laws adopted by the Board under the powers hereby conferred may be amended or repealed by the Board or by the stockholders having voting power with respect thereto, provided further that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% percent of the total voting power of the outstanding Voting Stock, voting together as a single class, shall be required in order for the stockholders to adopt, alter, amend or repeal any By-Law.

ARTICLE NINTH

        Nasdaq reserves the right to amend, alter, change, or repeal any provisions contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred herein are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph C. of Article Fourth, Article Fifth, Article Seventh, Article Eighth or this Article Ninth; provided further, however, the affirmative vote of at least 66 2/3% of the voting power of the holders of the outstanding Notes shall also be required to (i) amend paragraph C. of Article Fourth in a manner that would adversely affect the rights of the holders of the Notes thereunder without similarly affecting the rights of the holders of the Common Stock thereunder or (ii) amend this clause.

ARTICLE TENTH

        Nasdaq shall have perpetual existence.

ARTICLE ELEVENTH

        In light of the unique nature of Nasdaq and its operations and in light of Nasdaq's status as a self-regulatory organization, the Board of Directors, when evaluating (A) any tender or exchange offer or invitation for tenders or exchanges, or proposal to make a tender or exchange offer or request or invitation for tenders or exchanges, by another party, for any equity security of Nasdaq, (B) any proposal or offer by another party to (1) merge or consolidate Nasdaq or any subsidiary with another corporation or other entity, (2) purchase or otherwise acquire all or a substantial portion of the properties or assets of Nasdaq or any subsidiary, or sell or otherwise dispose of to Nasdaq or any subsidiary all or a substantial portion of the properties or assets of such other party, or (3) liquidate, dissolve, reclassify the securities of, declare an extraordinary dividend of, recapitalize or reorganize Nasdaq, (C) any action, or any failure to act, with respect to any holder or potential holder of Excess Shares and/or Notes subject to the limitations set forth in subparagraph 2 of paragraph C. of Article Fourth, (D) any demand or proposal, precatory or otherwise, on behalf of or by a holder or potential holder of Excess Shares and/or Notes subject to the limitations set forth in subparagraph 2 of paragraph C. of Article Fourth or (E) any other issue, shall, to the fullest extent permitted by applicable law, take into account all factors that the Board of Directors deems relevant, including, without limitation, to the extent deemed relevant, (i) the potential impact thereof on the integrity, continuity and stability of The Nasdaq Stock Market and the other operations of Nasdaq, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public, and (ii) whether such would promote just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities or assist in the removal of impediments to or perfection of the mechanisms for a free and open market and a national market system.

        THIRD:    That such Restated Certificate of Incorporation has been duly adopted by Nasdaq in accordance with the applicable provisions of Sections 245 of the General Corporation Law of the State of Delaware;

        FOURTH:    That such Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of Nasdaq's certificate of incorporation as heretofore amended or supplemented, and that there is no discrepancy between those provisions and the provisions of such Restated Certificate of Incorporation.

        IN WITNESS WHEREOF, the undersigned has executed this certificate this 23rd day of May, 2003.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Joan C. Conley
(signature)
Joan C. Conley
(printed name)
Senior Vice President and Corporate Secretary
(title)

ANNEX A

        Section 1.    Designation and Amount.    The series of preferred stock created hereby shall be designated "Series A Cumulative Preferred Stock," par value $.01 per share (hereinafter called the "Series A Preferred Stock") and the number of shares constituting such series shall be 1,338,402.

        Section 2.    Dividends; Ranking.

          (a)   The holders of the Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of the funds legally available therefor,

            (i)    during the period commencing the date which is the first anniversary (the "7.60% Dividend Date") of the date of the original issuance of the Series A Preferred Stock (the "Issue Date") and ending the date that is the second anniversary of the Issue Date (the "Second Anniversary Date") cash dividends, at the annual rate of 7.60% of the Series A Preferred Stock Liquidation Preference (as defined below) per annum per share, and no more, which shall be fully cumulative and shall accrue without interest from the 7.60% Dividend Date, and

            (ii)   during the period commencing the date which is the day immediately following the Second Anniversary Date (the "10.60% Dividend Date"), cash dividends, at the annual rate of 10.60% of the Series A Preferred Stock Liquidation Preference per annum per share, and no more, which shall be fully cumulative and shall accrue without interest from the 10.60% Dividend Date.

    No dividends shall accrue in respect of the period commencing on the Issue Date and ending on the date that is the day immediately prior to the 7.60% Dividend Date. Dividends shall be paid quarterly in arrears in equal amounts (prorated for any partial dividend period) on March 31, June 30, September 30 and December 31 of each year (unless such day is not a Business Day (as defined below), in which event such dividends shall be payable on the next succeeding Business Day) (each such date being referred to herein as a "Dividend Payment Date"), commencing with March 31, 2003 (and in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors) to the holders of record as they appear on the stock books of the transfer agent for the Corporation (the "Transfer Agent") on the immediately preceding March 15, June 15, September 15 and December 15, respectively, (and in the case of accrued and unpaid dividends to be paid at such additional times and for such interim periods, if any, on such record dates, which shall be not more than 30 days nor less than 10 days preceding the Dividend Payment Dates, as fixed by the Board of Directors) (each such date being referred to herein as a "Series A Record Date"), provided that holders of shares of Series A Preferred Stock called for redemption on a redemption date falling between any Series A Record Date and the corresponding Dividend Payment Date shall, in lieu of receiving such dividend payment on the Dividend Payment Date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption. The amount of dividends payable per share of Series A Preferred Stock for each quarterly dividend period shall be computed, which computation shall be made within five Business Days of the Dividend Payment Date, by dividing the annual dividend amount per share by four and adding to such amount the amount of all accrued and unpaid dividends. The amount of dividends payable for the initial dividend period and dividends payable for any other period that is shorter or longer than a full quarterly dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends, whether payable in cash, property or stock, which are in excess of the cumulative dividends provided for herein.

            "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

          (b)   The Series A Preferred Stock shall rank, both as to the payment of dividends and as to the distribution of assets upon Liquidation (as defined below), senior to any existing and future classes or series of equity securities of the Corporation, including, without limitation, the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), and the Corporation's Series B Preferred Stock, par value $.01 ("Series B Preferred Stock").

          (c)   So long as any shares of the Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase, or to effectuate a stock split, on shares of Junior Securities (as defined below)) shall be declared or paid or set apart for payment on Junior Securities, for any period, nor, except for the Series B Preferred Stock, shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for the purposes of incentive or benefit plans or arrangements of the Corporation or any subsidiary thereof) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Securities) by the Corporation (except for conversion into or exchange into other Junior Securities) unless, in each case, prior to or currently with such declaration, payment or setting apart for payment all accrued and unpaid dividends on all outstanding shares of the Series A Preferred Stock shall have been paid or set apart for payment and any such dividend on shares of Junior Securities or consideration for any such redemption, purchase or other acquisition of Junior Securities shall consist only of cash or Common Stock or options, warrants or rights to subscribe for or purchase Common Stock.

          (d)   As used in this Certificate of Designations, the term "Junior Securities" means any class or series of stock or equity securities of the Corporation that by its terms is junior to the Series A Preferred Stock, either as to the payment of dividends or as to the distribution of assets upon Liquidation, or both, including the Common Stock and the Series B Preferred Stock.

          (e)   For purposes of the Series A Preferred Stock, the amount of dividends "accrued" on any share of stock of any class or series as of any date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including the date of such determination.

        Section 3.    Preference on Liquidation.

          (a)   In the event of the Liquidation of the Corporation, the holders of the Series A Preferred Stock shall be entitled to have paid to them out of the assets of the Corporation available for distribution to stockholders before any distribution is made to or set apart for the holders of shares of Common Stock, Series B Preferred Stock or other Junior Securities, an amount in cash equal to $100.00 per share plus all accrued and unpaid dividends thereon, whether or not declared, to the date of Liquidation (the "Series A Preferred Stock Liquidation Preference"); provided, however, upon a Liquidation in which upon distribution of assets some or all of the consideration shall be paid other than in cash, then the Series A Preferred Stock Liquidation Preference shall be payable in such form of consideration as shall be payable generally to stockholders upon such Liquidation, and if there shall be more than one type of consideration payable upon such Liquidation, then the Series A Preferred Stock Liquidation Preference shall be comprised of cash, to the full extent available, and such other type of consideration, it being understood that no holders of Junior Securities shall be entitled to receive any cash consideration unless and until the aggregate Series A Preferred Stock Liquidation Preference shall have been paid in full.

          (b)   If, upon any Liquidation, the assets of the Corporation or proceeds thereof distributable among the holders of shares of the Series A Preferred Stock shall be insufficient to permit the payment in full of the Series A Preferred Stock Liquidation Preference for each share of the Series A Preferred Stock then outstanding, then such assets or proceeds thereof shall be distributed among such holders of Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

          (c)   In the event of a Liquidation, the Corporation shall give, by certified mail, return receipt requested, postage prepaid, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for determining rights to vote in respect of any such Liquidation and of the date when the same shall take place.

          (d)   As used in this Certificate of Designations, the term "Liquidation" shall be deemed to include (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) the sale, lease, abandonment, transfer or other disposition (each, a "Transfer") by the Corporation of all or substantially all its assets for cash where (A) the Board of Directors is required, pursuant to the law of the state of incorporation of the Corporation, to approve such Transfer and (B) at the time of such Transfer no holder of Series A Preferred Stock, directly or indirectly, in the aggregate, has affirmative voting control of the Corporation either through ownership of capital stock or other equity securities or through representation on the Board of Directors (any Transfer satisfying the foregoing clauses (A) and (B), being referred to herein as a "Qualifying Asset Sale"), and (iii) any merger or consolidation of the Corporation into or with any other person or persons where (x) the Corporation is not the surviving person, (y) the Board of Directors is required, pursuant to the law of the state of incorporation of the Corporation, to approve such merger or consolidation and (z) at the time of such merger or consolidation, no holder of Series A Preferred Stock, directly or indirectly, in the aggregate, has affirmative voting control of the Corporation either through ownership of capital stock or other equity securities or through representation on the Board of Directors (any merger or consolidation satisfying the foregoing clauses (x), (y) and (z), being referred to herein as a "Qualifying Merger"). For the avoidance of doubt, "Liquidation" shall not be deemed to include (i) a consolidation or merger of the Corporation into or with any other entity or entities other than a Qualifying Merger, (ii) other than in connection with a Qualifying Merger, a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation and (iii) the Transfer by the Corporation of all or substantially all its assets other than in connection with a Qualifying Asset Sale or in connection with a plan of liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing, if at any time after the Issue Date, the Board of Directors determines in good faith, based upon a review of relevant information, including a written opinion of its independent auditors, that as a result of any change in U.S. generally accepted accounting principles or any applicable U.S. accounting authority, treating a Qualifying Merger or a Qualifying Asset Sale as a Liquidation would no longer permit the Series A Preferred Stock to be accounted for as stockholders' equity of the Corporation, a "Liquidation" will no longer be deemed to include a Qualifying Merger or a Qualifying Asset Sale, as the case may be; provided, however, that the Corporation shall provide prompt notice of such determination by the Board of Directors, together with a copy of the written opinion of the Corporation's independent auditors referred to above, to each holder of the Series A Preferred Stock. For purposes of this Section 3(d) and Section 6, "person" means any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

        Section 4.    Voting.

          (a)   Except as herein provided or as otherwise required by applicable law, holders of Series A Preferred Stock shall have no voting rights.

          (b)   If and whenever four consecutive quarterly dividends payable on the Series A Preferred Stock have not been paid in full, the number of directors then constituting the Board of Directors shall be increased by two and the holders of the Series A Preferred Stock, voting as a single class, shall be entitled, in accordance with the Certificate of Incorporation and subject to the requirements of applicable laws, rules and regulations, to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Series A Preferred Stock then outstanding shall have been paid or the Corporation shall have repurchased and redeemed all then-outstanding shares of Series A Preferred Stock, as the case may be, then the right of the holders of the Series A Preferred Stock to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in four consecutive quarterly dividends), and the terms of office of all persons elected as directors by the holders of the Series A Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of the Series A Preferred Stock, the secretary of the Corporation may, and upon the written request of holders of at least 25% of the outstanding shares of Series A Preferred Stock (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series A Preferred Stock for the election of the two directors, who shall satisfy all requirements of the Corporation's By-Laws, Certificate of Incorporation, applicable laws, rules and regulations for service as members of the Board of Directors, to be elected by them as herein provided, such call to be made by notice similar to that provided in the By-Laws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of shares of Series A Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Series A Preferred Stock, a successor shall be appointed by the then-remaining director elected by the holders of the Series A Preferred Stock or the successor of such remaining director of a person who satisfies all requirements of the Corporation's By-Laws, Certificate of Incorporation, applicable laws, rules and regulations for service as a member of the Board of Directors, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided herein. If at any time both director positions elected by the holders of the Series A Preferred Stock are vacant at the same time, the Board of Directors shall appoint such persons as designated by a majority of the holders of the Series A Preferred Stock who satisfy all requirements of the Corporation's By-Laws, Certificate of Incorporation, applicable laws, rules and regulations for service as a member of the Board of Directors, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided herein. Directors elected or appointed in accordance with this Section 4(b) may only be removed with the written consent of at least 66 2/3% in Series A Preferred Stock Liquidation Preference of the outstanding shares of Series A Preferred Stock or the vote of holders of at least 66 2/3% in Series A Preferred Stock Liquidation Preference of the outstanding shares of Series A Preferred Stock at a meeting of the holders of Series A Preferred Stock called for such purpose.

          (c)   Without the written consent of the holders of at least 66 2/3% in Series A Preferred Stock Liquidation Preference of the outstanding shares of Series A Preferred Stock or the vote of holders of at least 66 2/3% in Series A Preferred Stock Liquidation Preference of the outstanding shares of Series A Preferred Stock at a meeting of the holders of Series A Preferred Stock called for such purpose, the Corporation will not amend, alter or repeal any provision of the Certificate of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock; provided that any such amendment that changes the dividend payable on or the liquidation preference of the Series A Preferred Stock shall require the affirmative vote at a meeting of holders of Series A Preferred Stock called for such purpose or written consent of the holder of each share of Series A Preferred Stock.

          (d)   In exercising the voting rights set forth in this Section 4, each share of Series A Preferred Stock shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the Series A Preferred Stock as a single class on any matter, then the Series A Preferred Stock and such other series shall have with respect to such matters one vote per $100 of stated liquidation preference, disregarding any provision for accrued and unpaid dividends. Except as otherwise required by applicable law or as set forth herein, the shares of Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

        Section 5.    Redemption.

        (a)    Optional Redemption.    Subject to the provisions of this Section 5, to the extent the Corporation shall have funds legally available for such payment, the Corporation shall have the right, exercisable from time to time, to redeem, at its option, in part or in whole, then-outstanding shares of Series A Preferred Stock at a redemption price per share in cash equal to $100.00 plus any accrued and unpaid dividends in arrears to, but excluding, the applicable redemption date (the "Redemption Price"); provided, however, that no holder of Series A Preferred Stock, directly or indirectly, in the aggregate, has affirmative voting control of the Corporation either through ownership of capital stock or other equity securities, or through representation on the Board of Directors, at the time the Corporation determines to exercise its redemption right pursuant to this Section 5(a).

        (b)    Mandatory Redemption Upon an IPO.    In the event of a sale by the Corporation of shares of Common Stock in the first underwritten public offering (the "IPO") of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the Corporation shall, within 10 business days from the consummation of the IPO, use the net proceeds to the Corporation from the IPO (the "IPO Net Proceeds") to redeem, in part or in whole, the maximum number, rounded downward to the nearest share, of outstanding shares of Series A Preferred Stock that may be redeemed at the Redemption Price per share through application of the IPO Net Proceeds.

        (c)    Mandatory Redemption Upon a Non-IPO Sale of Capital Stock.    In the event of a sale by the Corporation or any of its Restricted Subsidiaries (as defined below) of shares of their capital stock or other equity securities for cash proceeds from time to time, other than in the IPO, the Corporation shall, within 60 days from the consummation of such sale, use the net proceeds to the Corporation or any of its Restricted Subsidiaries from any such sale (the "Stock Sale Net Proceeds") to redeem, in whole or in part, the maximum number, rounded downward to the nearest whole share, of outstanding shares of Series A Preferred Stock that may be redeemed at the Redemption Price per share through application of the Stock Sale Net Proceeds. The obligations of this Section 5(c) shall not apply:

            (i)    if the aggregate net proceeds in any transaction or series of transactions with respect to sales of capital stock by the Corporation or any Restricted Subsidiary does not exceed $10,000,000;

            (ii)   to sales of capital stock in connection with a joint venture, strategic alliance or other similar arrangement, in any such case the primary purpose of which is other than the raising of capital for the Corporation and the consideration involved in such transaction is not predominantly comprised of cash, in each case as determined in good faith by the Board of Directors; provided, however, that for the purposes of this Section 5(c)(ii) any transaction or series of transactions that involves cross-shareholdings obtained through substantially similar cash investments shall not be deemed to have a primary purpose of raising capital or to involve predominantly cash consideration; or

            (iii)  to any issuance of shares of equity securities, or securities convertible into equity, by the Corporation or a Restricted Subsidiary, as the case may be, pursuant to benefit plans or arrangements for employees, officers, directors or consultants, or pursuant to warrants or convertible subordinated debentures outstanding on the Issue Date.

          (d)   If the Corporation shall redeem shares of Series A Preferred Stock pursuant to this Section 5, notice of such redemption shall be given by certified mail, return receipt requested, postage prepaid, mailed not less than two days nor more than 45 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock books of the Transfer Agent. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the amount payable; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date, except as otherwise provided herein.

          (e)   Upon surrender in accordance with notice given pursuant to this Section 5 of the certificates for any shares of Series A Preferred Stock (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors in accordance with this Certificate of Designations and the shares to be redeemed shall be selected pro rata (with any fractional shares being rounded down to the nearest whole share). In case fewer than all the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          (f)    If notice has been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing for the payment of the Redemption Price of the shares called for redemption), (i) except as otherwise provided herein, dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of the Series A Preferred Stock shall cease (except the right to receive from the Corporation the Redemption Price without interest thereon, upon surrender and endorsement of their certificates if so required).

          (g)   As used in this Certificate of Designations, the term "Restricted Subsidiary" shall be deemed to mean any direct or indirect subsidiary of the Corporation other than (i) any subsidiary set forth on Schedule A hereto and (ii) any subsidiary that is formed in connection with a joint venture, strategic alliance or other similar arrangement and the primary purpose of which is other than the raising of capital, as determined in good faith by the Board of Directors.

        Section 6.    Merger or Consolidation.    In the event of a merger or consolidation of the Corporation with or into any person pursuant to which the Corporation shall not be the continuing person and that does not constitute a Liquidation within the meaning of Section 3(d), the Series A Preferred Stock shall be converted into or exchanged for and shall become preferred shares of such successor or resulting company or, at the Corporation's sole discretion, the parent of such successor or resulting company, having in respect of such successor or resulting company or parent of such successor or resulting company, substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction, and with any additional preferences, rights or powers as may be determined by the Corporation that would not adversely affect the preferences, rights or powers of the Series A Preferred Stock.

        Section 7.    Limitation and Rights Upon Insolvency.    Notwithstanding any other provision of this Certificate of Designations, the Corporation shall not be required to pay any dividend on, or to pay any amount in respect to any redemption of, the Series A Preferred Stock at a time when immediately after making such payment the Corporation is or would be rendered insolvent (as defined by applicable law), provided, that the obligation of the Corporation to make any such payment shall not be extinguished in the event the foregoing limitation applies.

        Section 8.    Shares to be Retired.    Any share of Series A Preferred Stock redeemed, exchanged or otherwise acquired by the Corporation shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as Series A Preferred Stock or as shares of preferred stock of one or more other series.

        Section 9.    Record Holders.    The Corporation and the Transfer Agent, if any, may deem and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent, if any, shall be affected by any notice to the contrary.

        Section 10.    Transfer Restrictions.    Prior to the one-year anniversary date of the Issue Date, a holder of Series A Preferred Stock may not effect any offer, sale, pledge, transfer or other disposition or distribution (or enter into any agreement with respect to any of the foregoing) of Series A Preferred Stock without the prior written consent of the Corporation.

        Section 11.    Legends.

          (a)   Prior to the one-year anniversary date of the Issue Date, any certificate representing shares of Series A Preferred Stock shall bear the following legend:

    THE SHARES OF SERIES A PREFERRED STOCK, PAR VALUE $.01 PER SHARE, OF THE NASDAQ STOCK MARKET, INC. REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR TRANSFERRED BY THE HOLDER HEREOF PRIOR TO MARCH 8, 2003 WITHOUT THE PRIOR WRITTEN CONSENT OF THE NASDAQ STOCK MARKET, INC.

          Subsequent to the one-year anniversary date of the Issue Date, the Corporation agrees, from time to time and at the request of a holder, to issue replacement certificates representing such holder's shares of Series A Preferred Stock that do not bear the legend contained in Section 11(a).

          (b)   Until no longer required by applicable law, any certificate representing shares of Series A Preferred Stock shall bear the following legend:

    THE SHARES OF SERIES A PREFERRED STOCK, PAR VALUE $.01 PER SHARE, OF THE NASDAQ STOCK MARKET, INC. REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS.

    Subsequent to registration of the Series A Preferred Stock pursuant to the Securities Act, the Corporation agrees, from time to time and upon request of a holder, to issue replacement certificates representing such holder's shares of Series A Preferred Stock that do not bear the legend contained in Section 11(b).

        Section 12.    Notices.    Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of (a) receipt of such notice, (b) three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) or (c) the Business Day following the date such notice was sent by overnight courier, in any case with postage or delivery charges prepaid, addressed: if to the Corporation, to its offices at One Liberty Plaza, New York, New York 10006, Attention: General Counsel, or to an agent of the Corporation designated as permitted by the Certificate of Incorporation, or, if to any holder of the Series A Preferred Stock, to such holder at the address of such holder of the Series A Preferred Stock as listed in the stock record books of the Corporation, or as the holder shall have designated by written notice similarly given by the holder and received by the Corporation.

        Section 13.    Other Rights.    Other than as may be prescribed by law, the holders of the Series A Preferred Stock shall not have any other voting rights, conversion rights, preferences or special rights.

Schedule A

1.
Nasdaq Tools, Inc.
2.
Nasdaq Global Holdings
3.
Nasdaq Global Technology, Ltd.
4.
Nasdaq International Ltd.
5.
Nasdaq Ltda
6.
Nasdaq Europe Planning Company Ltd.
7.
Nasdaq Japan, Inc.
8.
Nasdaq Europe S.A./N.V.
9.
IndigoMarkets Ltd.
10.
IndigoMarkets India Private Ltd.
11.
Nasdaq Financial Products Services, Inc.
12.
Nasdaq International Market Initiatives, Inc.
13.
Nasdaq Canada, Inc.
14.
Nasdaq Educational Foundation Inc.
15.
Nasdaq-BIOS R&D Joint Venture

ANNEX B

        Section 1.    Designation and Amount.    The series of preferred stock created hereby shall be designated "Series B Preferred Stock," par value $.01 per share (hereinafter called the "Series B Preferred Stock") and the number of shares constituting such series shall be one.

        Section 2.    Dividends.    The holder of the Series B Preferred Stock shall not be entitled to receive dividends.

        Section 3.    Preference on Liquidation.

          (a)   In the event of the Liquidation (as defined below) of the Corporation, the holder of the Series B Preferred Stock shall be entitled to have paid to it out of the assets of the Corporation available for distribution to stockholders before any distribution is made to or set apart for the holders of shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), or other Junior Securities (as defined below), an amount in cash equal to $1.00 per share (the "Series B Preferred Stock Liquidation Preference").

          (b)   In the event of a Liquidation, the Corporation shall give, by certified mail, return receipt requested, postage prepaid, addressed to the holder of the share of Series B Preferred Stock at the address of such holder as shown on the books of the Corporation, at least 20 days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for determining rights to vote in respect of any such Liquidation and of the date when the same shall take place.

          (c)   As used in this Certificate of Designations, the term "Junior Securities" means any class or series of stock or equity securities of the Corporation that by its terms is junior to the Series B Preferred Stock as to the distribution of assets upon Liquidation.

          (d)   As used in this Certificate of Designations, the term "Liquidation" shall be deemed to include any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. For the avoidance of doubt, "Liquidation" shall not be deemed to include (i) a consolidation or merger of the Corporation into or with any other entity or entities, (ii) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation and (iii) unless in connection with a plan of liquidation, dissolution or winding up of the Corporation, the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets.

        Section 4.    Voting.    The holder of the share of Series B Preferred Stock shall have the following voting rights:

          (a)   The holder of the share of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together with the holders of the Common Stock (and of any other shares of capital stock of the Corporation entitled to vote at a meeting of stockholders) as one class, except in cases where a separate or additional vote or consent of the holders of any class or series of capital stock or other equity securities of the Corporation shall be required by the Certificate of Incorporation, including, without limitation, Section 4(c) hereof, or by applicable law, in which case the requirement for any such separate or additional vote or consent shall apply in addition to the single class vote or consent otherwise required by this paragraph.

          (b)   As of each record date for the determination of the Corporation's stockholders entitled to vote on any matter (a "Record Date"), the share of Series B Preferred Stock shall have voting rights and powers equal to the number of votes that, together with all other votes entitled to be cast by the holder of the share of Series B Preferred Stock on such Record Date, whether by virtue of beneficial ownership of capital stock of the Corporation, proxies, voting trusts or otherwise, entitle the holder of the share of Series B Preferred Stock to exercise one vote more than one-half of all votes entitled to be cast as of such Record Date by all holders of capital stock of the Corporation.

          (c)   Without the written consent of the holder of the share of Series B Preferred Stock at a meeting of the holder of the Series B Preferred Stock called for such purpose, the Corporation will not amend, alter or repeal any provision of the Certificate of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series B Preferred Stock.

          (d)   Upon the Corporation becoming registered with the U.S. Securities and Exchange Commission as a national securities exchange ("Exchange Registration"), the rights of the holder of the Series B Preferred Stock pursuant to this Section 4 shall immediately terminate and the holder of the Series B Preferred Stock shall thereafter have no voting rights, except as otherwise required by applicable law.

        Section 5.    Redemption.

          (a)   Upon Exchange Registration, to the extent the Corporation shall have funds legally available for such payment, the Corporation shall promptly redeem the share of Series B Preferred Stock at a redemption price per share in cash equal to the Series B Preferred Stock Liquidation Preference (the "Redemption Price").

          (b)   If the Corporation shall redeem the share of Series B Preferred Stock pursuant to this Section 5, notice of such redemption shall be given by certified mail, return receipt requested, postage prepaid, mailed not less than two days nor more than 45 days prior to the redemption date, to the holder of record of the share to be redeemed at such holder's address as the same appears on the stock books of the transfer agent for the Corporation (the "Transfer Agent"). Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state: (i) the redemption date; and (ii) the place or places where the certificate for such share is to be surrendered for payment of the Redemption Price.

          (c)   Upon surrender in accordance with notice given pursuant to this Section 5 of the certificate for the share of Series B Preferred Stock (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the Redemption Price.

          (d)   If notice has been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing for the payment of the Redemption Price of the shares called for redemption), (i) said share shall no longer be deemed to be outstanding, and (iii) all rights of the holder thereof as holder of the Series B Preferred Stock shall cease (except the right to receive from the Corporation the Redemption Price without interest thereon, upon surrender and endorsement of its certificates if so required).

        Section 6.    Merger or Consolidation.    In the event of a merger or consolidation of the Corporation with or into any person pursuant to which the corporation shall not be the continuing person, the Series B Preferred Stock shall be converted into or exchanged for and shall become a preferred share of such successor or resulting company or, at the Corporation's sole discretion, the parent of such successor or resulting company, having in respect of such successor or resulting company or parent of such successor or resulting company, substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series B Preferred Stock had immediately prior to such transaction and with any additional preferences, rights or powers as may be determined by the Corporation that would not adversely affect the preferences, rights or powers of the Series B Preferred Stock. For purposes of this Section 6,

"person" means any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

        Section 7.    Limitation and Rights Upon Insolvency.    Notwithstanding any other provision of this Certificate of Designations, the Corporation shall not be required to pay any amount in respect to any redemption of the Series B Preferred Stock at a time when immediately after making such payment the Corporation is or would be rendered insolvent (as defined by applicable law), provided that the obligation of the Corporation to make any such payment shall not be extinguished in the event the foregoing limitation applies.

        Section 8.    Share to be Retired.    When the share of Series B Preferred Stock is redeemed, exchanged or otherwise acquired by the Corporation, it shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as Series B Preferred Stock or as shares of preferred stock of one or more other series.

        Section 9.    Record Holders.    The Corporation and the Transfer Agent, if any, may deem and treat the record holder of the share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent, if any, shall be affected by any notice to the contrary.

        Section 10.    Transfer Restrictions.    The holder of Series B Preferred Stock may not effect any offer, sale, pledge, transfer or other disposition or distribution (or enter into any agreement with respect to any of the foregoing) of the share of Series B Preferred Stock.

        Section 11.    Legends.    The certificate representing the share of Series B Preferred Stock shall bear the following legend:

    THE SHARE OF SERIES B PREFERRED STOCK, PAR VALUE $.01 PER SHARE, OF THE NASDAQ STOCK MARKET, INC. REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR TRANSFERRED BY THE HOLDER HEREOF.

        Section 12.    Notices.    Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of (a) receipt of such notice, (b) three Business Days (as defined below) after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) or (c) the Business Day following the date such notice was sent by overnight courier, in any case with postage or delivery charges prepaid, addressed: if to the Corporation, to its offices at One Liberty Plaza, New York, New York 10006, Attention: General Counsel, or to an agent of the Corporation designated as permitted by the Certificate of Incorporation, or, if to the holder of the Series B Preferred Stock, to such holder at the address of such holder of the Series B Preferred Stock as listed in the stock record books of the Corporation, or as the holder shall have designated by written notice similarly given by the holder and received by the Corporation. "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

        Section 13.    Other Rights.    Other than as may be prescribed by law, the holders of the Series B Preferred Stock shall not have any other voting rights, conversion rights, preferences or special rights.

QuickLinks

RESTATED CERTIFICATE OF INCORPORATION OF THE NASDAQ STOCK MARKET, INC.
ARTICLE FIRST
ARTICLE SECOND
ARTICLE THIRD
ARTICLE FOURTH
ARTICLE FIFTH
ARTICLE SIXTH
ARTICLE SEVENTH
ARTICLE EIGHTH
ARTICLE NINTH
ARTICLE TENTH
ARTICLE ELEVENTH
ANNEX A
Schedule A
ANNEX B